UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2008

PETROHUNTER ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-51152 (Commission File Number)	98-0431245 (IRS Employer Identification No.)

1600 Stout Street, Suite 2000, Denver, Colorado 80202
(Address of principal executive offices)            (Zip Code)

(303) 572-8900
Registrant’s telephone number, including area code

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 25, 2008, the registrant and its wholly-owned subsidiary (collectively “PetroHunter”) entered into a binding Purchase and Sale Agreement with Laramie Energy II, LLC for the sale of all of PetroHunter’s working interest in its Southern Piceance properties in Garfield and Mesa counties, Colorado.  The purchase and sale of the assets is to be effective as of April 1, 2008.  The purchase price of $21 million will be adjusted for property expenses paid by PetroHunter after the effective date, as well as for any title or environmental defects.

The properties covered by the sale consist of approximately 1,059 net acres, including 16 wells which have been drilled, but not completed or connected to a pipeline.  PetroHunter retains all of its interest in eight producing wells in Garfield County, which are operated by EnCana Oil & Gas (USA), Inc.

Closing of transaction is subject to satisfaction of several conditions, and is scheduled to take place on or before May 6, 2008.

Item 9.01                                Financial Statements and Exhibits

Regulation S-K Number	Document

10.1	Purchase and Sale Agreement between PetroHunter Energy Corporation and PetroHunter Operating Company as Seller and Laramie Energy II, LLC as Buyer Dated Effective April 1, 2008*
*To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROHUNTER ENERGY CORPORATION
April 29, 2008	By: /s/ David E. Brody David E. Brody Vice President and General Counsel

EXHIBIT INDEX

Regulation S-K Number	Document

10.1	Purchase and Sale Agreement between PetroHunter Energy Corporation and PetroHunter Operating Company as Seller and Laramie Energy II, LLC as Buyer Dated Effective April 1, 2008*
*To be filed by amendment.